SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 7, 2004

ACR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-12490	74-2008473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilcrest Drive,

Suite 440

Houston, Texas 77042

(Address of Principal Executive Offices, Including Zip Code)

(713) 780-8532

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financing Agreement.

On September 7, 2004, ACR Group, Inc. (the “Company”) entered into a direct financing agreement with Wells Fargo Bank (“Agreement”). The Agreement provides to the Company a $30 million revolving line of credit and a $5 million credit line that may be used for capital expenditures or to purchase real estate. The Agreement replaces the Company’s previous financing arrangement with another national bank, which until July 2004 consisted of a $25 million revolving credit line and a $1 million capital expenditure line of credit. In July 2004, after the Company gave notice of its intention to enter into the new arrangement with Wells Fargo, the former bank increased the Company’s revolving credit line to $30 million.

The amount that may be borrowed under the Wells Fargo revolving credit line is limited to a borrowing base consisting of 85% of eligible accounts receivable, and from 50% to 65% of eligible inventory, depending on the time of year. As of September 7, 2004, the Company’s borrowing base exceeded $30 million. The Company initially borrowed $26.5 million under the revolving credit line and $0.8 million under the credit line for capital expenditures and real estate to repay its obligations to the former lender.

The interest rate under the Agreement is initially LIBOR plus 1.625%, which is 0.625% less than under the Company’s previous borrowing arrangement, or the Prime Rate less 0.125%. The Company has initially elected to use the LIBOR rate option for substantially all of its borrowings. The incremental percentage above LIBOR may vary depending on the Company’s leverage and financial performance. The Agreement also requires the Company to pay monthly a fee of 0.25% per annum on the average unused portion of the revolving credit line. All of the Company’s assets are pledged as collateral for borrowings under the Agreement.

The Agreement contains customary loan covenants with respect to the Company’s net worth, fixed charge coverage, leverage ratio, and ratio of funded debt to earnings before interest, income tax, depreciation, amortization and non-cash compensation expense. At the inception of the agreement, the Company is in compliance with all such covenants. The Agreement also contains various affirmative and negative covenants unrelated to the Company’s financial performance, including a prohibition on payment of dividends. Failure to comply with any financial or non-financial covenant, if not promptly cured, constitutes an Event of Default under the Agreement. Certain other specified events and any Material Adverse Change, as determined by Wells Fargo, also constitute an Event of Default. The existence of an Event of Default gives Wells Fargo a right to accelerate all outstanding indebtedness under the Agreement.

The Agreement does not require the Company to use lockbox or similar arrangements pursuant to which Wells Fargo would exercise control over collection proceeds to reduce indebtedness under the Agreement. If an Event of Default exists, Wells Fargo may offset against the Company’s indebtedness all funds of the Company that are held in accounts at the bank. The Company is not required to maintain deposit balances at Wells Fargo, although the Company has initially elected to utilize the bank’s treasury management services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACR Group, Inc.

Dated: September 13, 2004	By:	/s/ Anthony R. Maresca
Anthony R. Maresca Senior Vice President and Chief Financial Officer